EXHIBIT 11

           FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT ("Amendment") is made as of the 24th day of March, 1995 by and among HOUSEHOLD COMMERCIAL FINANCIAL SERVICES, INC., a Delaware corporation ("Seller"), HCFS CORPORATE FINANCE VENTURE, INC., a Delaware corporation and a wholly-owned subsidiary of Seller ("HCFS Venturer"), DOMINION CAPITAL, INC., a Virginia corporation ("Dominion"), and VIRGINIA FINANCIAL VENTURES, INC., a Virginia corporation and a wholly-owned subsidiary of Dominion ("Dominion Venturer").

                             RECITALS

A. The parties hereto have previously entered into that certain Asset Purchase Agreement made as of December 30, 1994
("Agreement"). All terms not otherwise defined herein shall have the meanings set forth in the Agreement.

B. It is a condition precedent to Closing that Buyer shall have obtained a credit facility as contemplated by Section 2.2(d) of the Agreement. The parties to such credit facility have required, as a condition precedent to making such credit facility available to Buyer, that certain amendments be made to the Agreement, without which amendments such parties would be unwilling to enter into the credit facility. The parties hereto desire to amend the Agreement in order to, among other things, satisfy such requirements to allow the credit facility to be made available to Buyer.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do agree as follows:

1. Article I of the Agreement is hereby amended by changing the definition of "Initial Reserve" from "$10 Million" to "$10,572,000 (Ten Million Five Hundred Seventy-Two Thousand
Dollars)".

2. Section 4.2 of the Agreement is (i) hereby deleted in its entirety and (ii) hereby replaced by the following Section 4.2:

     Section 4.2 Closing. Subject to the satisfaction of the conditions set forth in this Agreement, the closing (the "Closing") of the purchase and sale of the Purchased Assets and the other matters contemplated by this Agreement shall take place on such date as is mutually agreed upon by the parties hereto (the "Closing Date") and shall be deemed to occur as of 11:59 p.m. on such date. The Closing shall occur at the offices of Katten, Muchin & Zavis, or at such other place as may be mutually agreed upon by the parties hereto.

3. The following sentence is hereby added to the Agreement immediately following the end of Section 11.5 and immediately before Section 11.6 of the Agreement:

     Except as otherwise provided herein, and except for Buyer's rights pursuant to Sections 7.1, 7.2(b), 7.2(c), 7.3, 7.7, 7.9,
7.10(b), 9.1(a), 9.3(b), 10.3 and 11.11 hereof, this Agreement is not intended to confer any rights or remedies upon any party except the parties hereto.

4. The following Section 11.11 is hereby added to the Agreement immediately after Section 11.10 of the Agreement:

     Section 11.11  Loan Eligibility.  Seller and HCFS
Venturer hereby represent and warrant to Buyer that as of the Closing Date each of the Purchased Loans shall be an "Eligible Loan" as such term is defined in each of that certain CXC Credit Agreement and Committed Credit Agreement dated as of March 24, 1995 among First Source Financial LLP, as borrower, the lenders named therein, First Source Financial, Inc., as servicer, Citicorp North America, Inc., as agent, Financial Security Assurance Inc., as surety provider, HCFS Venturer, and Dominion Venturer ("Credit Agreements"). Notwithstanding anything to the contrary contained in this Agreement, Buyer's sole remedy in the event that the representation and warranty contained in this Section 11.11 is breached, shall be the repurchase by Seller of the loan or loans which are not Eligible Loans, to the extent said repurchase is required pursuant to, and in accordance with the terms of, either of the Credit Agreements.

5. Any documents or agreements referred to in the Agreement as being executed simultaneously with, or on or about the same time as, the Agreement, shall, to the extent not previously executed, be executed on or about the date hereof.

6. Any provisions in the Agreement which benefit or otherwise convey rights upon Buyer (as defined in the Agreement) shall not be amended or modified without the prior written consent of Buyer.

7.   Exhibits A, B, and H to the Agreement, and Schedules 5.6,
5.7, 5.9, 5.13 and 5.15 to the Agreement, are (i) hereby deleted in their entirety and (ii) replaced with Exhibits A, B, and H attached to this Amendment, and Schedules 5.6, 5.7, 5.9, 5.13 and 5.15 attached to this Amendment.

8. Except as specifically modified by this Amendment, the Agreement shall remain in full force and effect in accordance with the terms thereof and is hereby adopted, ratified, and confirmed. All references in the Agreement to the "Agreement" shall hereafter refer to the Agreement as amended by this Amendment.

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date above written.

HOUSEHOLD COMMERCIAL FINANCIAL SERVICES, INC.


By: /s/ GLEN O. FICK
    ________________________________

Title:  President


HCFS CORPORATE FINANCE VENTURE, INC.


By: /s/ D.P. DEKKER
    _________________________________

Title: Senior Vice President


DOMINION CAPITAL, INC.


By: /s/ DAVID HEAVENRIDGE
    _________________________________

Title:  President


VIRGINIA FINANCIAL VENTURES, INC.


By: /s/ DAVID HEAVENRIDGE
    _________________________________

Title:  President


EXHIBIT A

Schedule of Loans

Alliance
Amerisource Corp.
ATCO
Axia, Inc.
Big V Supermarket
Camping World
Color Tile, Inc.
Comdata Network
Community Distributors
Converse
Crosman
Deknatel
Denwest
Desa International
El Dorado
Equitable
Health-O-Meter
HIMSCORP
Huddle House
Logan
Michaels of Oregon
Micropore
Miles Homes
Omega
Optek
Petrolane
Pioneer
Roller Bearing
Technetics
Thermadyne
Thrifty Payless
Tucson Electric
Wayn-Tex


EXHIBIT B

Schedule of Warrants

Logan
Optek
Technetics


EXHIBIT H

Form of Escrow Agreement

Attached hereto.


SCHEDULE 5.6

Required Consents of and Notices to Borrowers

Attached hereto.


SCHEDULE 5.7

Fees and Gross Book Value

Attached hereto.


SCHEDULE 5.9

Defaults of Borrowers

Attached hereto.


SCHEDULE 5.13

Obligations to Extend Credit

None.



SCHEDULE 5.15

Litigation

None.